Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-220886
PROSPECTUS SUPPLEMENT
(To Prospectus dated October 20, 2017)

PRANA BIOTECHNOLOGY LIMITED US$10,019,412 Ordinary Shares represented by American Depositary Shares

This prospectus supplement relates to the offer and sale of ordinary shares from time to time, represented by American Depositary Shares, or ADSs, having an aggregate offering price of up to US$50,000,000. The ADSs are evidenced by American Depositary Receipts, or ADRs.  We have entered into an At Market Issuance Sales Agreement, dated October 16, 2016, as amended on November 8, 2017, which we refer to as the Sales Agreement, with B. Riley FBR, Inc. (successor by merger to FBR Capital Markets & Co.), or B. Riley FBR, and JonesTrading Institutional Services LLC, or JonesTrading, each of B. Riley FBR and JonesTrading individually an “Agent” and collectively the “Agents.”  The Sales Agreement provides, among other things, for the sale of an aggregate US$44,460,787 of our ADSs, of which $US nil have been sold.

Our ADSs are listed on The NASDAQ Capital Market under the symbol “PRAN.”  On November 7, 2017, the closing price of an ADS of Prana Biotechnology Limited on The NASDAQ Capital Market was US$3.27.

Based on the highest reported sale price in the prior 60 day period of US$3.50 of our ADSs on the NASDAQ Capital Market on October 23, 2017, the aggregate market value of our public float, calculated according to General Instruction I.B.5 of Form F-3, is approximately US$30,058,235. Under the registration statement to which this prospectus supplement forms a part, we may not sell our securities in a primary offering with a value exceeding one-third of our public float in any 12-month period (unless our public float rises to US$75.0 million or more). We have not offered any securities during the 12 calendar months preceding and including the date of this prospectus supplement pursuant to General Instruction I.B.5, and, accordingly, may sell up to US$10,019,412 in ADSs.

Sales of our ADSs under this prospectus supplement and the accompanying prospectus, if any,  may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act.  B. Riley FBR and JonesTrading will act as sales agents on a best efforts basis using commercially reasonable efforts consistent with their normal trading and sales practices.  There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Agents will be entitled to compensation at a fixed commission rate of up to 3.0% of the gross sales price per share sold.  In connection with the sale of ADSs on our behalf, each of the Agents will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agents will be deemed to be underwriting commissions or discounts.  We have agreed to provide indemnification and contribution to the Agents against certain liabilities, including liabilities under the Securities Act.

Investing in the ADSs involves a high degree of risk.  Before buying any securities, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-3 of this prospectus supplement and on page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley FBR                     JonesTrading

The date of this prospectus supplement is November 8, 2017.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

S - i

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “Prana” “we,” “us,” “our,” or similar references mean Prana Biotechnology Limited and its subsidiaries, unless otherwise indicated.

All references to “U.S. dollars” or “US$” in this supplement and the accompanying prospectus are to U.S. dollars, and all references to “Australian dollars” or “A$” are to the currency of Australia.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus.  The second part is the accompanying prospectus, which gives more general information about us and the ADSs that we may offer from time to time under our shelf registration statement.  To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

You should read this document together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.  We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus.  You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may authorize to be provided to you.  This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy ADSs, nor does this prospectus supplement, the accompanying prospectus and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy ADSs in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus is delivered or ADS is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

S - ii

FORWARD‑LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary may not contain all the information that you should consider before investing in our ADSs.  You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Prana Biotechnology Limited

We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 and began limited operations shortly thereafter.  Our mission is to develop therapeutic drugs designed to treat the underlying causes of degeneration of the brain as the aging process progresses, currently focusing on Alzheimer’s disease, Huntington disease and Parkinsonian movement disorders. Other potential applications for our therapies include neurodegenerative disorders, certain cancers, age-related macular degeneration, Motor Neuron disease, Creutzfeldt-Jakob disease (the human variant of Mad Cow disease) and a variety of orphan neurodegenerative disorders.

Corporate Information

Our principal executive office is located at Level 3, 460 Bourke Street, Melbourne, Victoria 3000, Australia and our telephone number is 011-61-3-9349-4906.  Our address on the internet is www.pranabio.com.  The information in our website is not incorporated by reference into this prospectus supplement and should not be considered as part of this prospectus supplement.

The Offering

Securities offered	Ordinary shares represented by ADSs having an aggregate offering price of up to US$10,019,412.

The ADSs	Each ADS represents sixty (60) ordinary shares, no par value. The offered ADSs are evidenced by ADRs.

Depositary	The Bank of New York Mellon

Manner of Offering	“At the market offering” that may be made from time to time through the Agents, B. Riley FBR and JonesTrading. See “Plan of Distribution” on page S-7.

Ordinary Shares outstanding as of November 8, 2017	533,891,470 ordinary shares (which excludes 26,826,063 ordinary shares issuable upon the exercise of options)

Use of proceeds
We intend to use the net proceeds from this offering for ongoing and future clinical trials, and future research programs into the development of our proprietary compounds, including our lead compound, PBT434, and for working capital purposes.  See “Use of Proceeds” on page S-5.

NASDAQ Capital Market symbol	“PRAN”

Risk Factors
This investment involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risks you should consider carefully before making an investment decision.

Unless otherwise stated, all information contained in this prospectus supplement reflects the assumed public offering price of US$3.27 per ADS, which was the last reported sale price of an ADS representing our ordinary shares on The NASDAQ Capital Market on November 7, 2017.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F on file with the SEC, as revised or supplemented by our reports subsequently filed after the date hereof with the SEC and incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement.

Risks Related to the Offering

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways with which you and other shareholders may disagree.

We intend to use the net proceeds from this offering for ongoing and future clinical trials and research programs into the development of our proprietary compounds, including our lead compound, PBT434, and for working capital purposes. Pending these uses, our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our ordinary shares.

You will experience immediate and substantial dilution in the net tangible book value per share of the ordinary shares you purchase.

Since the assumed price per share of our ordinary shares being offered is substantially higher than the net tangible book value per share of our ordinary shares, you will suffer substantial dilution in the net tangible book value of the ADSs you purchase in this offering.  The shares sold in this offering, if any, will be sold from time to time at various prices. After giving effect to the sale of our ADSs in the maximum aggregate offering amount of US$10,019,412 at an assumed offering price of US$0.055 per share or US$3.27 per ADS, the last reported sale price of our ADS representing ordinary shares on November 7, 2017, and after deducting estimated offering commissions payable by us, our net tangible book value as of November 8, 2017 would have been US$34.2 million, or US$0.048 per share. This represents an immediate increase in the net tangible book value of US$0.001 per share or US$0.08 per ADS to our existing stockholders and an immediate and substantial dilution in net tangible book value of US$0.007 per share or US$0.41 per ADS to new investors who purchase our ADSs in the offering. See “Dilution” for a more detailed discussion of the dilution you may incur in connection with this offering.

Risks Related to Our Securities

Our stock price may be volatile and the U.S. trading market for our ADSs is limited.

The market price for our securities, like that of the securities of other pharmaceutical and biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future. During the last two fiscal years ended June 30, 2017 and subsequently until November 7, 2017, the market price for our ordinary shares on the ASX has, after giving effect to the implementation of the ratio change (effectively a 6 for 1 reverse split) ranged from as low as A$0.04 to a high of A$0.14 and the market price of our ADSs on the NASDAQ Capital Market has ranged from as low as US$1.63 to a high of US$6.12. The market price for our securities has been affected by both broad market developments and announcements relating to actual or potential developments concerning products under development.  We believe that the following factors, in addition to other risk factors described above and elsewhere in this prospectus supplement, will continue to significantly affect the market price of our ordinary shares:

•	the results of pre-clinical testing and clinical trials by us and our competitors;

•	developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

•	announcements of technological innovations or new commercial products by us and our competitors;

•	determinations regarding our patent applications and patents and those of others;

•	publicity regarding actual or potential results relating to medicinal products under development by us and our competitors;

•	proposed governmental regulations and developments in Australia, the United States and elsewhere;

•	litigation;

•	economic and other external factors; and

•	period-to-period fluctuations in our operating results.

In addition, stock markets have experienced extreme price and volume fluctuations.  These fluctuations have especially affected the stock market price of many high technology and healthcare related companies, including pharmaceutical and biotechnology companies, and, in many cases, are unrelated to the operating performance of the particular companies.  Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our securities.

Your ownership interest in our company may be diluted as a result of additional financings.

We may seek to raise funds from time to time in public or private issuances of equity, and such financings may take place in the near future or over the longer term. Since the inception of our “At-The-Market” facility in 2011 and through November 7, 2017, we sold an aggregate of 167,113,270 ordinary shares under this facility and raised a total of A$46.5 million (US$42.5 million) in gross proceeds.

Without shareholder approval, we may not issue more than 25% of our outstanding ordinary shares in any twelve month period other than by a pro rata rights offering or a share purchase plan offer (of shares with a value at the issue price of up to A$15,000 per shareholder to a maximum of 30% of our outstanding shares) in each case to the then existing shareholders in accordance with the listing rules of the ASX.  Sales of our ADSs offered through our “At-The-Market” facility and future equity offerings may result in substantial dilution to the interests of our current shareholders.  The sale of a substantial number of securities to investors, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

There is a substantial risk that we are a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

Holders of our ADSs who are U.S. residents face income tax risks.  There is a substantial risk that we are a passive foreign investment company, commonly referred to as a PFIC.  Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ADSs and would likely cause a reduction in the value of such ADRs.  For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income.  For this purpose, cash is considered to be an asset that produces passive income.  As a result of our substantial cash position and the decline in the value of our stock, we believe that we became a PFIC during the taxable year ended June 30, 2005, and once again qualified as a PFIC during each of the following fiscal years.  We believe that we once again will be classified as a PFIC for the taxable year ended June 30, 2017.  If we are classified as a PFIC for U.S. federal income tax purposes, highly complex rules will apply to U.S. holders owning ADRs.  Accordingly, you are urged to consult your tax advisors regarding the application of such rules.   United States residents should carefully read “Item 10.E. Additional Information - Taxation, United States Federal Income Tax Consequences” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ADSs.

We do not anticipate paying dividends on our ordinary shares.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future.  The declaration of dividends is subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment in our company.  The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable.  There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

Currency fluctuations may adversely affect the price of our securities.

Our ordinary shares are quoted in Australian dollars on the ASX and our ADSs have traded on The NASDAQ Capital Market in United States dollars. Movements in the Australian dollar/U.S. dollar exchange rate may adversely affect the U.S. dollar price of our ordinary shares. In the past year the Australian dollar has generally appreciated against the U.S. dollar. Any continuation of this trend may positively affect the U.S. dollar price of our ordinary shares, even if the price of our ordinary shares in Australian dollars increases or remains unchanged. However, this trend may not continue and may be reversed. If the Australian dollar weakens against the U.S. dollar, the U.S. dollar price of the ordinary shares could decline, even if the price of our ordinary shares in Australian dollars increases or remains unchanged.

USE OF PROCEEDS

We may issue and sell ordinary shares represented by ADSs having aggregate sales proceeds of up to US$10,019,412 from time to time. Except as described in any free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from this offering primarily for ongoing and future clinical trials and research programs into the development of our proprietary compounds, including our lead compound, PBT434, and for working capital purposes.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures.  As a result, our management will have broad discretion to allocate the net proceeds from this offering.  Pending application of the net proceeds as described above, we expect to invest the net proceeds in highly liquid investments.

DILUTION

Our net tangible book value as of June 30, 2017 was approximately (US$24.7million), or (US$0.046) per ordinary share (based upon 533,891,470 of our ordinary shares outstanding as of such date).  Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of ordinary shares outstanding.  Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in this offering and the net tangible book value per ordinary share immediately after this offering.

After giving effect to the sale of our ADSs in the aggregate amount of US$ 10,019,412 at an assumed offering price of US$0.055 per share, or US$3.27 per ADS, which was the closing price of our ADSs on The NASDAQ Capital Market on November 7, 2017, and after deducting estimated offering commissions and expenses payable by us, our as-adjusted net tangible book value as of November 8, 2017 would have been approximately US$34.2 million, or US$0.048 per ordinary share (US$2.86 per ADS).  Each ADS represents sixty ordinary shares.  This represents an immediate increase in the net tangible book value of US$0.001 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of US$0.007 per share to new investors.  The following table illustrates this hypothetical per share dilution:

Assumed offering price per ordinary share		US$0.055
Net tangible book value per ordinary share as of June 30, 2017	US$0.046
Increase in net tangible book value per ordinary share attributable to this offering	US$0.001
Pro forma net tangible book value per share after this offering		US$0.048
Dilution in net tangible book value per share to purchasers		US$0.007

The table above assumes for illustrative purposes that an aggregate of 183,842,415 shares of our ordinary shares represented by ADSs sold at a price of US$0.055 per share, or US$3.27  per ADS, the last reported sale price of our ADSs on The NASDAQ Capital Market on November 7, 2017, for aggregate gross proceeds of US$10 million.  The ADSs sold in this offering, if any, will be sold from time to time at various prices. An increase of US$0.01 per share in the price at which the ordinary shares represented by ADSs are sold from the assumed offering price of US$0.055 per share shown in the table above, assuming all of the US$10 million of ordinary shares represented by ADSs are sold at that price, would increase our adjusted net tangible book value per share after the offering to US$0.05 per share (US$2.97 per ADS) and would increase the dilution in net tangible book value per share to new investors in this offering to US$0.015 per share (US$0.90  per ADS), after deducting commissions and estimated aggregate offering expenses payable by us.  A decrease of US$0.01 per share in the price at which the shares are sold from the assumed offering price of US$0.055 per share shown in the table above, assuming all of the $US10 million of ordinary shares represented by ADSs are sold at that price, would decrease our adjusted net tangible book value per share after the offering to US$0.045 per share (US$2.71 per ADS), and would decrease the dilution in net tangible book value per share to new investors in this offering to US$0.001 per share (US$0.04 per ADS), after deducting commissions and estimated aggregate offering expenses payable by us.  This information is supplied for illustrative purposes only.

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance Sales Agreement, dated October 16, 2016, as amended on November 8, 2017, with B. Riley FBR, Inc. (successor by merger to FBR Capital Markets & Co.), or B. Riley FBR, and JonesTrading Institutional Services LLC, or JonesTrading,  or the Sales Agreement, under which we may issue and sell ADSs for up to  US$10,019,412 of our ordinary shares from time to time pursuant to this prospectus supplement through B. Riley FBR and JonesTrading acting as Agents.

The Agents may sell the ADSs by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act. The ADSs are evidenced by ADRs.

Each time that we wish to issue and sell ADSs under the sales agreement, we will provide an Agent with a placement notice describing the number of ADSs to be issued, the time period during which sales are requested to be made, any limitation on the number of ADSs that may be sold in any one day and any minimum price below which sales may not be made. We have agreed that on any single day we will only issue a placement notice to one Agent and will not request both Agents to sell ADSs on the same date.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the sales agreement, the Agents have each agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such ADSs up to the amount specified on such terms.  Unless otherwise specified, the settlement between us and the Agents of our ADSs will occur on the second trading day following the date on which the sale was made.  The obligation of the Agents under the Sales Agreement to sell our ADSs pursuant to a placement notice is subject to a number of conditions.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay the Agents a commission of up to 3.0% of the gross proceeds of the sales price of all ADSs sold through them as sales agents under the Sales Agreement.  The Agents may effect sales to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Agents and/or purchasers of ADSs for whom they may act as agents or to whom they may sell as principal. Because there is no minimum offering amount required as a condition to closing this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.  We estimate that the total expenses for the offering, excluding compensation payable to the Agents under the terms of the Sales Agreement, will be approximately US$200,000.

In connection with the sale of our ADSs contemplated in this prospectus supplement, the Agents are “underwriters” within the meaning of the Securities Act, and the compensation paid to them will be deemed to be underwriting commissions or discounts.  We have agreed to indemnify the Agents against certain civil liabilities, including liabilities under the Securities Act.

Sales of our ADSs as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the Agents may agree upon.

The offering of our ADSs pursuant to the Sales Agreement will terminate on the earlier of (1) the sale of all of the ordinary shares subject to the Sales Agreement, or (2) termination of the Sales Agreement by us or the Agents.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions.  A copy of the Sales Agreement, as amended, has been or will be filed with the SEC as an exhibit to a Report on Form 6-K filed under the Securities Exchange Act of 1934, or the Exchange Act, and is incorporated by reference in this prospectus supplement and the accompanying prospectus.

None of the Agents has any relationship with us other than their role as a sales agent for our current “at the market offerings” of ADSs. The Agents and their affiliates may in the future provide various investment banking and other financial services for us, for which services they may in the future receive customary fees.

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus supplement.  The validity of the ordinary shares represented by ADSs offered in this offering will be passed upon for us by Quinert Rodda & Associates Pty Ltd., Melbourne, Australia, our Australian counsel. The Agents are being represented in connection with this offering by Duane Morris LLP, Newark, New Jersey.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended June 30, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.  PricewaterhouseCoopers is a member of Chartered Accountants Australia and New Zealand.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is a part of a registration statement on Form F-3 that we filed on October 10, 2017, with the SEC under the Securities Act.  We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the SEC (Commission File Number 000-49843). These filings contain important information that does not appear in this prospectus supplement or the accompanying prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.  Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.  In addition, we make available, without charge, through our website, www.pranabio.com, electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F.  The information on our website is not and should not be considered part of this prospectus supplement and is not incorporated into this prospectus supplement by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC.  We are incorporating by reference in this prospectus supplement the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act, before the time that all of the securities offered by this prospectus supplement have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2017; and

•	The description of our ADRs contained in our Form 20-F for the fiscal year ended June 30, 2017.

In addition, we may incorporate by reference into this prospectus supplement our reports on Form 6-K filed after the date of this prospectus supplement (and before the time that all of the securities offered by this prospectus supplement have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus supplement.

Certain statements in and portions of this prospectus supplement update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to Prana Biotechnology Limited, Level 3, 460 Bourke Street, Melbourne Victoria 3000, Australia: Kathryn Andrews, Chief Financial Officer, telephone number 011-61-3-9349-4906. You may also obtain information about us by visiting our website at http://www.pranabio.com.  Information contained in our website is not part of this prospectus supplement.

We are an Australian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  We make all required filings with the SEC electronically, and these filings are available over the Internet at the SEC’s website at http://www.sec.gov.

Prospectus

PRANA BIOTECHNOLOGY LIMITED $50,000,000 Ordinary Shares represented by American Depositary Shares Warrants Units

We may offer to the public from time to time in one or more series or issuances:

•	American depositary shares, or ADSs, with each ADS representing sixty ordinary shares; or

•	warrants to purchase ADSs; or

•	a combination of the above as units.

We refer to the ordinary shares, ADSs, warrants and units collectively as "securities" in this prospectus.

The ADSs, are listed on the NASDAQ Capital Market under the symbol "PRAN."  On October 9, 2017, the closing price of an ADS representing ordinary shares of Prana Biotechnology Limited on the NASDAQ Capital Market was US$2.66.

The securities will have a total public offering price not to exceed $50,000,000.  This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update, or change information contained in this prospectus.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus on page 20.

Investing in these securities involves certain risks.  Please carefully consider the "Risk Factors" in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the "Risk Factors" beginning on page 1 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 20, 2017

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, the terms "we," "us," "Prana" and "our" mean Prana Biotechnology Limited and its subsidiaries, unless otherwise indicated

All references to "U.S. dollars" or "US$" in this prospectus are to U.S. dollars, and all references to  "Australian dollars" or "A$" are to the currency of Australia.

- ii -

SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total U.S. dollar amount of $50,000,000 or the equivalent denominated in foreign currencies or foreign currency units. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward‑looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward‑looking statements. Factors that might cause or contribute to such differences include those discussed in "Risk Factors" and "Forward‑Looking Statements."

Prana Biotechnology Limited

We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 and began limited operations shortly thereafter.   Our mission is to develop therapeutic drugs designed to treat the underlying causes of degeneration of the brain as the aging process progresses, currently focusing on Alzheimer's disease, Huntington disease, Parkinsonian   movement disorders.  Other potential applications for our therapies include certain cancers, age-related macular degeneration, Motor Neuron disease, Creutzfeldt-Jakob disease (the human variant of Mad Cow disease) and a variety of orphan neurodegenerative disorders.

Corporate Information

Our registered office is located at Level 3, 62 Lygon Street, Carlton, Victoria 3053, Australia and our telephone number is 011-61-3-9824-5254.  Our principal executive office is located at Level 3, 460 Bourke Street, Melbourne, Victoria 3052, Australia and our telephone number is 011-61-3-9349-4906.  Our address on the internet is www.pranabio.com.  The information in our website is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Related to Our Financial Condition

We have a history of significant operating losses since we began operations, we expect to continue to incur operating losses for the foreseeable future and may never achieve or maintain profitability.

We have not sufficiently advanced the development of any of our product candidates, to market or generate revenues from their commercial application. We have incurred losses in every period since we began operations in 1997 and reported net losses of A$7,542,076, A$7,729,551 and A$5,885,069 during the fiscal years ended June 30, 2017, 2016 and 2015, respectively. As of June 30, 2017, our accumulated deficit was A$122,648,452.  We expect to continue to incur additional operating losses over at least the next several years as we expand our research and development and pre-clinical activities and commence clinical trials of our product candidates that includes PBT434 for Parkinsonian movement disorders and the development of other compounds.

Our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including:

•	the continued progress of our research and development programs;

•	the timing, scope, results and costs of pre-clinical studies and clinical trials;

•	the cost, timing and outcome of regulatory submissions and approvals;

•	determinations as to the commercial potential of our product candidates;

•	our ability to successfully expand our contract manufacturing services;

•	our ability to establish and maintain collaborative arrangements; and

•	the status and timing of competitive developments.

If we fail to generate revenue and eventually become and remain profitable, or if we are unable to fund our continuing losses, our shareholders could lose all or part of their investments.

We will need substantial additional funding to complete our clinical trials and to operate our business; such funding may not be available or, if it is available, such financing is likely to substantially dilute our existing shareholders.

We have not raised any funds from the sale of our ordinary shares pursuant to our at-the-market offering facility in the years ended June 30, 2017 and 2016.  We will need to secure additional financing in order to continue to meet our longer term business objectives, including advancement of our research and development programs and we may also require additional funds to pursue regulatory clearances, defend our intellectual property rights, establish commercial scale manufacturing facilities, develop marketing and sales capabilities and fund operating expenses.  We intend to seek such additional funding through public or private financings and/or through licensing of our assets or strategic alliances or other arrangements with corporate partners. The global economic climate could adversely impact our ability to obtain such funding, license our assets or enter into alliances or other arrangements with corporate partners.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through strategic alliances.

We cannot be certain that additional funding will be available on acceptable terms or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials, collaborative research or development programs or future commercialization initiatives. In addition, any additional funding that we do obtain will dilute the ownership held by our existing security holders. The amount of this dilution may be substantially increased if the trading price of our ADSs is lower at the time of any financing. Regardless, the economic dilution to shareholders will be significant if our stock price does not increase significantly, or if the effective price of any sale is below the price paid by a particular shareholder. Any debt financing could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified potential sources for the additional financing that we will require, and we do not have commitments from any third parties to provide any future financing. If we fail to obtain additional funding as needed, we may be forced to cease or scale back operations, and our results, financial condition and stock price would be adversely affected.

We are a development stage company of pharmaceutical products and our success is uncertain.

We are a development stage company whose pharmaceutical products are designed to treat the underlying causes of degeneration of the brain.  We have not sufficiently advanced the development of any of our candidate products, to market or generate revenues from their commercial application.  Our current or any future product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

Risks Related To Our Business

We are faced with uncertainties related to our research.

Our research programs are based on scientific hypotheses and experimental approaches that may not lead to desired results.  In addition, the timeframe for obtaining proof of principle and other results may be considerably longer than originally anticipated, or may not be possible given time, resource, financial, strategic and collaborator scientific constraints.  Success in one stage of testing is not necessarily an indication that the particular program will succeed in later stages of testing and development.  It is not possible to predict whether any of the candidate products designed for these programs will prove to be safe, effective, and suitable for human use.  Each candidate product will require additional research and development, scale-up, formulation and extensive clinical testing in humans.  Unsatisfactory results obtained from a particular study relating to a program may cause us to abandon our commitment to that program or product candidate being tested. The discovery of toxicities, lack of sufficient efficacy, unacceptable pharmacology, inability to increase scale of manufacture, market attractiveness, regulatory hurdles, competition, as well as other factors, may make our targets, lead therapies or product candidates unattractive for further development or unsuitable for human use, and we may abandon our commitment to that program, target, or product candidate.

Clinical trials are expensive and time consuming, and their outcome is uncertain.

In order to obtain approvals to market a new drug product, we or our potential partners must demonstrate proof of safety and efficacy in humans. To meet these requirements, we or our potential partners will have to conduct extensive preclinical testing and "adequate and well-controlled" clinical trials. Conducting clinical trials is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity, novelty and intended use of the product candidate, and often can be several years or more per trial. Even if we obtain positive results from preclinical or initial clinical trials, we may not achieve the same success in future trials. Clinical trials may not demonstrate statistically sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates employing our technology. The failure of clinical trials to demonstrate safety and efficacy for a particular desired indication could harm development of that product candidate for other indications as well as other product candidates.

We expect to commence new clinical trials from time to time as our product development work continues. Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

We may experience delays in our clinical trials that could adversely affect our business and operations.

We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all.  Our ability to commence and complete clinical trials may be delayed by many factors, including:

•	government or regulatory delays, including delays in obtaining approvals from applicable hospital ethics committees and internal review boards;

•	slower than expected patient enrollment;

•	our inability to manufacture sufficient quantities of our new proprietary compound or our other product candidates or matching controls;

•	unforeseen safety issues; or

•	lack of efficacy or unacceptable toxicity during the clinical trials or non-clinical studies.

Patient enrollment is a function of, among other things, the nature of the clinical trial protocol, the existence of competing protocols, the size and longevity of the target patient population, and the availability of patients who comply with the eligibility criteria for the clinical trial.  Delays in planned patient enrollment may result in increased costs, delays or termination of the clinical trials.   Moreover, we rely on third parties such as clinical research organizations to assist us in clinical trial management functions including; clinical trial database management, statistical analyses, site management and monitoring.   Any failure by these third parties to perform under their agreements with us may cause the trials to be delayed or result in a failure to complete the trials.

If we experience delays in testing or approvals or if we need to perform more, larger or more complex clinical trials than planned, our product development costs may increase.  Significant delays could adversely affect the commercial prospects of our product candidates and our business, financial condition and results of operations.

We rely on research institutions to conduct our clinical trials and we may not be able to secure and maintain research institutions to conduct our future trials.

We rely on research institutions to conduct our clinical trials.  Our reliance upon research institutions, including public and private hospitals and clinics, provides us with less control over the timing and cost of clinical trials, clinical study management personnel and the ability to recruit subjects. If we are unable to reach agreements with suitable research institutions on acceptable terms, or if any resulting agreement is terminated, we may be unable to secure, maintain or quickly replace the research institution with another qualified institution on acceptable terms.

We may not be able to complete the development of our products candidates or develop other pharmaceutical products.

We may not be able to progress with the development of our current or any future pharmaceutical product candidates to a stage that will attract a suitable collaborative partner for the development of any current or future pharmaceutical product candidates.  The projects initially specified in connection with any such collaboration and any associated funding may change or be discontinued as a result of changing interests of either the collaborator or us, and any such change may change the budget for the projects under the collaboration.  Additionally, our research may not lead to the discovery of additional product candidates, and any of our current and future product candidates may not be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards and receive regulatory approval, be capable of being produced in commercial quantities at reasonable costs, or be successfully or profitably marketed, either by us or a collaborative partner.  The products we develop may not be able to penetrate the potential market for a particular therapy or indication or gain market acceptance among health care providers, patients and third-party payers.  We cannot predict if or when the development of our current product candidates or any future product candidates will be completed or commercialized, whether funded by us, as part of a collaboration or through a grant.

We may need to prioritize the development of our most promising candidates at the expense of the development of other products.

We may need to prioritize the allocation of development resources and/or funds towards what we believe to be our most promising candidate product or products.  The nature of the drug development process is such that there is a constant availability of new information and data which could positively or adversely affect a product in development.  We cannot predict how such new information and data may impact in the future the prioritization of the development of our current or future product candidates or that any of our products, regardless of its development stage or the investment of time and funds in its development, will continue to be funded or developed.

Our research and development efforts will be seriously jeopardized if we are unable to retain key personnel and cultivate key academic and scientific collaborations.

Our future success depends to a large extent on the continued services of our senior management and key scientific personnel.  We have entered into employment or consultancy agreements with these individuals.  The loss of their services could negatively affect our business.  Competition among biotechnology and pharmaceutical companies for qualified employees is intense, including competition from larger companies with greater resources, and we may not be able to continue to attract and retain qualified management, technical and scientific personnel critical to our success.  Our success is highly dependent on our ability to develop and maintain important relationships with leading academic institutions and scientists who conduct research at our request or assist us in formulating our research and development strategies.  These academic and scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us.  In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to ours.

If we are unable to successfully keep pace with technological change or with the advances of our competitors, our technology and products may become obsolete or non-competitive.

The biotechnology and pharmaceutical industries are subject to rapid and significant technological change.  Our competitors are numerous and include major pharmaceutical companies, biotechnology firms, universities and other research institutions.  These competitors may develop technologies and products that are more effective than any that we are developing, or which would render our technology and products obsolete or non-competitive.  Many of these competitors have greater financial and technical resources and manufacturing and marketing capabilities than we do.  In addition, many of our competitors have much more experience than we do in pre-clinical testing and human clinical trials of new or improved drugs, as well as in obtaining regulatory approvals.

We know that competitors are developing or manufacturing various technologies or products for the treatment of diseases that we have targeted for product development.  Some of these competitive products use therapeutic approaches that compete directly with our product candidates.  Our ability to further develop our products may be adversely affected if any of our competitors were to succeed in obtaining regulatory approval for their competitive products sooner than us.

Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will negatively impact our business and operations.

Our current or future candidate products may not achieve market acceptance even if they are approved by regulatory authorities.  The degree of market acceptance of such products will depend on a number of factors, including:

•	the receipt and timing of regulatory approvals for the uses that we are studying;

•
the establishment and demonstration to the medical community of the safety, clinical efficacy or cost-effectiveness of our product candidates and their potential advantages over existing therapeutics and technologies; and

•	the pricing and reimbursement policies of governments and third-party payors.

Physicians, patients, payors or the medical community in general may be unwilling to accept, use or recommend any of our products.

We have limited large scale manufacturing experience with our product candidates.  Delays in manufacturing sufficient quantities of such materials to the required standards for pre-clinical and clinical trials may negatively impact our business and operations.

We may not be able to manufacture sufficient quantities of our product candidates in a cost-effective or timely manner.  Manufacturing includes the production, formulation and stability testing of an active pharmaceutical ingredient and its formulation into pharmaceutical products, such as capsules or tablets.  Any delays in production would delay our pre-clinical and human clinical trials, which could adversely affect our business, financial condition and operations.

We may be required to enter into contracting arrangements with third parties to manufacture our product candidates for large-scale, pre-clinical and/or clinical trials.  We may not be able to make the transition from laboratory-scale to development-scale or from development-scale to commercial production.  We may need to develop additional manufacturing resources, enter into collaborative arrangements with other parties who have established manufacturing capabilities, or have third parties manufacture our products on a contract basis.  We may not have access on acceptable terms to the necessary and substantial financing that would be required to scale-up production and develop effective commercial manufacturing processes and technologies.  We may not be able to enter into collaborative or contracting arrangements on acceptable terms with parties that will meet our requirements for quality, quantity and timeliness.

We expect that we will be required to design and develop new synthetic pathways and formulations for most, if not all, of the product candidates that we currently intend to develop or may develop in the future.  We cannot predict the success of such efforts, the purity of the products that may be obtained or the nature of the impurities that may result from such efforts.  If we are not able to obtain a suitable formulation or an acceptable purity for any product candidate or an acceptable product specification, pre-clinical and clinical trials would be delayed, which could adversely affect the priority of the development of our product candidates, our business, financial condition and results of operations.  We also cannot guarantee that the active pharmaceutical ingredient will be suitable for high throughput encapsulation to produce drug products.  This may adversely impact the cost of goods or feasibility of market scale manufacture.

 Previously, we relied on a single manufacturer to develop Good Manufacturing Practice ('GMP'), synthetic processes for our lead compounds.  From 2008, our product candidate for Huntington and Alzheimer's disease, PBT2, was manufactured by Dr. Reddy's Laboratories Limited, based in Hyderabad, India.  In 2016, we commenced technology transfer of the synthetic process for the PBT2 drug substance to Orgapharm S.A.S. based in Pithiviers, France to facilitate potential process improvements and to establish a second GMP manufacturer of the PBT2 drug substance. Patheon Inc., has manufactured encapsulated drug product from the PBT2 drug substance produced by Dr Reddy's and placebos via high speed encapsulation.

In 2014, Dr. Reddy's manufactured the product candidate, PBT434, drug substance to service the prospective Phase 1 program for PBT434, our lead prod cut candidate for Parkinsonian movement disorders. In 2015, we appointed the Institute for Drug Technology, Boronia, Australia to undertake development work for the encapsulation of PBT434 drug substance and placebo.  In 2017, Pharmaceutical Packaging Professionals (PPP) Pty Ltd, Port Melbourne, Australia was appointed to undertake the GMP product manufacture and packaging of PBT434 to provide for the Phase 1 program.  This campaign does not require high speed encapsulation.

We could incur significant costs and delays if the drug substance manufacturers of our product candidates are not suitable or technically capable of producing the product candidate drug substance to our specifications or in sufficient quantities, or, if we are unable to promptly find a replacement for our current drug product manufacturers.

The failure to establish sales, marketing and distribution capability would materially impair our ability to successfully market and sell our pharmaceutical products.

We currently have no experience in marketing, sales or distribution of pharmaceutical products.  If we develop any commercially marketable pharmaceutical products and decide to perform our own sales and marketing activities, we will require additional management, will need to hire sales and marketing personnel and will require additional capital.  Qualified personnel may not be available in adequate numbers or at a reasonable cost.  Further, our sales staff may not achieve success in their marketing efforts.  Alternatively, we may be required to enter into marketing arrangements with other parties who have established appropriate marketing, sales and distribution capabilities.  We may not be able to enter into marketing arrangements with any marketing partner, or if such arrangements are established, our marketing partners may not be able to commercialize our products successfully.  Other companies offering similar or substitute products may have well-established and well-funded marketing and sales operations in place that will allow them to market their products more successfully.  Failure to establish sufficient marketing capabilities would materially impair our ability to successfully market and sell our pharmaceutical products.

If healthcare insurers and other organizations do not pay for our products, or impose limits on reimbursement, our future business may suffer.

The drugs we hope to develop may be rejected by the marketplace due to many factors, including cost.  The continuing efforts of governments, insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce healthcare costs may affect our future revenues and profitability and those of our potential customers, suppliers and collaborative partners, as well as the availability of capital.  In Australia and certain foreign markets, the pricing or profitability of prescription pharmaceuticals is already subject to government control.  We expect initiatives for similar government control at both the state and federal level to continue in the United States and elsewhere.  The adoption of any such legislative or regulatory proposals could adversely affect our business and prospects.

Our ability to commercially exploit our products successfully will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations.  Third-party payors, such as government and private health insurers, are increasingly challenging the price of medical products and services.  Uncertainty exists as to the reimbursement status of newly approved health care products and in foreign markets, including the United States. If third-party coverage is not available to patients for any of the products we develop, alone or with collaborators, the market acceptance of these products may be reduced, which may adversely affect our future revenues and profitability.  In addition, cost containment legislation and reductions in government insurance programs may result in lower prices for our products and could materially adversely affect our ability to operate profitably.

We may be exposed to product liability claims, which could harm our business.

The testing, marketing and sale of human health care products also entails an inherent risk of product liability.  We may incur substantial liabilities or be required to limit development or commercialization of our candidate products if we cannot successfully defend ourselves against product liability claims.  We have historically obtained no fault compensation insurance for our clinical trials and intend to obtain similar coverage for future clinical trials. Such coverage may not be available in the future on acceptable terms, or at all.  This may result in our inability to pursue further clinical trials or to obtain adequate protection in the event of a successful claim.  We may not be able to obtain product liability insurance in the event of the commercialization of a candidate product or such insurance may not be available on commercially reasonable terms.  Even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time, attention and financial resources to those matters.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or information technology (IT) security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our research and development operations.  In particular, both unsuccessful and successful cyber-attacks on companies have increased in frequency, scope and potential harm in recent years.  Such an event may result in our inability, or the inability of our partners, to operate the research and development facilities, which even if the event is for a limited period of time, may result in significant expenses and/or significant damage to our experiments and trials. While we maintain insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage we maintain.  In addition, a failure to protect employee confidential data against breaches of network or IT security could result in damage to our reputation. Any of these occurrences could adversely affect our results of operations and financial condition.

We have been subject, and will likely continue to be subject, to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. However, to date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

We expect to expand our drug development, regulatory and business development capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience significant growth in the number of our employees and consultants and the scope of our operations, particularly in the areas of drug development, regulatory affairs and business development. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations, and have a materially adverse effect on our business.

Risks Related to Government Regulation

If we do not obtain the necessary governmental approvals, we will be unable to commercialize our pharmaceutical products.

Our ongoing research and development activities are, and the production and marketing of our pharmaceutical product candidates derived from such activities will be, subject to regulation by numerous international regulatory authorities.  Prior to marketing, any therapeutic product developed must undergo rigorous pre-clinical testing and clinical trials and, to the extent that any of our pharmaceutical products under development are marketed abroad, by the relevant international regulatory authorities. For example, in Australia, principally the Therapeutics Goods Administration, or TGA; the Food and Drug Administration, or FDA, in the United States; the Medicines and Healthcare products Regulatory Agency, or MHRA, in the United Kingdom; the Medical Products Agency, or MPA, in Sweden; and the European Medicines Agency, or EMA.  These processes can take many years and require the expenditure of substantial resources.  Governmental authorities may not grant regulatory approval due to matters arising from pre-clinical animal toxicology, safety pharmacology, drug formulation and purity, clinical side effects or patient risk profiles, or medical contraindications.

In February 2015, the FDA placed PBT2 on Partial Clinical Hold due to particular non-clinical neurotoxicology findings in a dog study. These dog findings limit the dose of PBT2 that we can use in future trials, for more information, you should carefully review "Item 4.B. –  Information on the Company – Business Overview – Clinical Trials for Our Product Candidates." We may be unsuccessful in lifting this Partial Clinical Hold or be required to undertake further development work that will adversely impact the timing of commercialization of PBT2. Similarly we may be delayed or prevented from obtaining regulatory approvals for PBT2 to conduct clinical trials by other competent regulatory authorities based on concerns with pre-clinical or clinical safety or clinical trial design.  Failure or delay in obtaining regulatory approvals would adversely affect the development and commercialization of our pharmaceutical product candidates.  We may not be able to obtain the clearances and approvals necessary for clinical testing or for manufacturing and marketing our pharmaceutical product candidates

We will not be able to commercialize any current or future product candidates if we fail to adequately demonstrate their safety, efficacy and superiority over existing therapies.

Before obtaining regulatory approvals for the commercial sale of any of our pharmaceutical products, we must demonstrate through pre-clinical testing and clinical studies that our product candidates are safe and effective for use in humans for each target indication. Results from early clinical trials may not be predictive of results obtained in large-scale, later-stage clinical testing.  Even though a candidate drug product shows promising results in clinical trials, regulatory authorities may not grant the necessary approvals without sufficient safety and efficacy data.

We may not be able to undertake further clinical trials of our current and future product candidates as therapies for Alzheimer's disease, Huntington disease, Parkinsonian movement disorders or other indications or to demonstrate the safety and efficacy or superiority of any of these product candidates over existing therapies or other therapies under development, or enter into any collaborative arrangement to commercialize our current or future product candidates on terms acceptable to us, or at all.  Clinical trial results that show insufficient safety and efficacy could adversely affect our business, financial condition and results of operations.

Positive results in previous clinical trials of product candidates may not be replicated in future clinical trials, which could result in development delays or a failure to obtain marketing approval.

Positive results in previous clinical trials of a product candidate may not be predictive of similar results in future clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed pre-clinical studies and clinical trials may not be predictive of the results we may obtain in later stage trials. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in pre-clinical studies and clinical trials have nonetheless failed to obtain FDA or EMA approval for their products.

Even if approved, any product candidates that we or our subsidiaries may develop and market may be later withdrawn from the market or subject to promotional limitations.

We may not be able to obtain the labeling claims necessary or desirable for the promotion of our product candidates if approved. We may also be required to undertake post-marketing clinical trials. If the results of such post-marketing studies are not satisfactory or if adverse events or other safety issues arise after approval, the FDA or a comparable regulatory agency in another country may withdraw marketing authorization or may condition continued marketing on commitments from us or our subsidiaries that may be expensive or time consuming to complete. In addition, if we or others identify adverse side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our or our subsidiaries' products, additional clinical trials, changes in labeling of our or our subsidiaries' products and additional marketing applications may be required. Any reformulation or labeling changes may limit the marketability of such products if approved.

Healthcare reform measures and other statutory or regulatory changes could adversely affect our business.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our business. For example, the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the "ACA"), enacted in March 2010, substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. With regard to pharmaceutical products, among other things, the ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare D program.

 If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations.

The pharmaceutical and biotechnology industries are subject to extensive regulation, and from time to time legislative bodies and governmental agencies consider changes to such regulations that could have significant impact on industry participants. For example, in light of certain highly-publicized safety issues regarding certain drugs that had received marketing approval, the U.S. Congress has considered various proposals regarding drug safety, including some which would require additional safety studies and monitoring and could make drug development more costly. Additional legislation or regulation, if any, relating to safety or other aspects of drug development may be enacted in the future, which could have an adverse effect on our business.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act.

Our business operations may be subject to anti-corruption laws and regulations, including restrictions imposed by the U.S. Foreign Corrupt Practices Act, or the FCPA. The FCPA and similar anti-corruption laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. We cannot provide assurance that our internal controls and procedures will always protect us from criminal acts committed by our employees or third parties with whom we work. If we are found to be liable for violations of the FCPA or similar anti-corruption laws in international jurisdictions, either due to our own acts or out of inadvertence, or due to the acts or inadvertence of others, we could suffer from criminal or civil penalties which could have a material and adverse effect on our results of operations, financial condition and cash flows.

Risks Related to Intellectual Property

Our success depends upon our ability to protect our intellectual property and our proprietary technology, to operate without infringing the proprietary rights of third parties and to obtain marketing exclusivity for our products and technologies.

Any future success will depend in large part on whether we can:

•	obtain and maintain patents to protect our own product candidates and technologies;

•	obtain orphan designation for our product candidates and technologies;

•	obtain licenses to the patented technologies of third parties;

•	operate without infringing on the proprietary rights of third parties; and

•	protect our trade secrets, know-how and other confidential information.

Patent matters in biotechnology are highly uncertain and involve complex legal and factual questions.  Accordingly, the availability and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted.  Any of the pending or future patent applications filed by us or on our behalf may not be approved, we may not develop additional proprietary products or processes that are patentable, or we may not be able to license any other patentable products or processes.

Our products may be eligible for orphan designation for particular therapeutic indications that are of relatively low prevalence and for which there is no effective treatment. Orphan drug designation affords market exclusivity post marketing authorization for a product for a specified therapeutic utility.  The period of orphan protection is dependent on jurisdiction, for example, seven years in the United States and ten years in Europe. The opportunity to gain orphan drug designation depends on a variety of requirements specific to each marketing jurisdiction and can include; a showing of improved benefit relative to marketed products, that the mechanism of action of the product would provide plausible benefit and the nature of the unmet medical need within a therapeutic indication. It is uncertain if our products will be able to obtain orphan drug designation for the appropriate indications and in the jurisdictions sought.

There is a risk that the U.S. Congress, for example, could amend laws to significantly shorten the exclusivity period. Once any regulatory period of exclusivity expires, depending on the status of our patent coverage and the nature of the product, we may not be able to prevent others from marketing products that are biosimilar to or interchangeable with our products, which would materially adversely affect us.

Our commercial success will also depend, in part, on our ability to avoid infringement of patents issued to others.  If a court determines that we were infringing any third party patents, we could be required to pay damages, alter our products or processes, obtain licenses or cease certain activities.  Licenses required under patents held by third parties may not be made available on terms acceptable to us or at all.  To the extent that we are unable to obtain such licenses, we could be foreclosed from the development, export, manufacture or commercialization of the product requiring such license or encounter delays in product introductions while we attempt to design around such patents, and any of these circumstances could adversely affect our business, financial condition and results of operations.

We may have to resort to litigation to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights.  We may have to defend the validity of our patents in order to protect or enforce our rights against a third party.  Third parties may in the future assert against us infringement claims or claims that we have infringed a patent, copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could negatively affect our profitability.  While defending our patents, the scope of the claim may be reduced in breadth and inventorship of the claimed subject matter, and proprietary interests in the claimed subject matter may be altered or reduced. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Any such litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in any such proceedings could prevent us from developing, manufacturing or commercializing our products and could adversely affect our business, financial condition and results of operations.

The patents for our product candidates have varying expiration dates and, if these patents expire, we may be subject to increased competition and we may not be able to recover our development costs or market any of our approved products profitably. In some of the larger potential market territories, such as the United States and Europe, patent term extension or restoration may be available to compensate for time taken during aspects of the product's development and regulatory review or by procedural delays before the relevant patent office. However, such an extension may not be granted, or if granted, the applicable time period or the scope of patent protection afforded during any extension period may not be sufficient. In addition, even though some regulatory authorities may provide some other exclusivity for a product under their own laws and regulations, we may not be able to qualify the product or obtain the exclusive time period. If we are unable to obtain patent term extension/restoration or some other exclusivity, we could be subject to increased competition and our opportunity to establish or maintain product revenue could be substantially reduced or eliminated. Furthermore, we may not have sufficient time to recover our development costs prior to the expiration of our U.S. and non-U.S. patents.

We may face difficulties in certain jurisdictions in protecting our intellectual property rights, which may diminish the value of our intellectual property rights in those jurisdictions.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws in the United States and the European Union, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. If we or our collaboration partners encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished and we may face additional competition from others in those jurisdictions.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired and our business, financial condition and results of operations may be adversely affected.

Intellectual property rights do not address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•	Others may be able to make products that are similar to ours but that are not covered by the claims of the patents that we own.

•	Others may independently develop similar or alternative technologies or otherwise circumvent any of our technologies without infringing our intellectual property rights.

•
We or any of our collaboration partners might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we own, license or will own or license.

•
We or any of our collaboration partners might not have been the first to file patent applications covering certain of the patents or patent applications that we or they own or have obtained a license, or will own or will have obtained a license.

•	It is possible that our pending patent applications will not lead to issued patents.

•	Issued patents that we own may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.

•
Our competitors might conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

•	The patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on our business.

•	Compulsory licensing provisions of certain governments to patented technologies that are deemed necessary for the government to access.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our products or product candidates.

As is the case with other pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involves both technological and legal complexity. Therefore, obtaining and enforcing pharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the America Invents Act was recently enacted in the United States, resulting in significant changes to the U.S. patent system. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office, or USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Similarly, the complexity and uncertainty of European patent laws has also increased in recent years. In addition, the European patent system is relatively stringent with regard to the type of amendments that are allowed during prosecution. These changes could limit our ability to obtain new patents in the future that may be important for our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and protect other proprietary information.

We consider proprietary trade secrets and/or confidential know-how and unpatented know-how to be important to our business. We may rely on trade secrets and/or confidential know-how to protect our technology, especially where patent protection is believed by us to be of limited value. However, trade secrets and/or confidential know-how can be difficult to maintain as confidential.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements with us. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third-party obtained illegally and is using trade secrets and/or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

Failure to obtain or maintain trade secrets and/or confidential know-how trade protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of our trade secrets and/or confidential know-how.

Risks Related to Our Compliance with Sarbanes-Oxley

We may fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could adversely affect our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADSs.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  To comply with this statute, we are required to document and test our internal control over financial reporting.  Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, governing internal control and procedures for financial reporting, have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  We may identify material weaknesses or significant deficiencies in our assessments of our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities and could adversely affect our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADSs.

Material weaknesses in our disclosure controls and procedures could negatively affect shareholder and customer confidence.

Under Sarbanes-Oxley, we are required to assess the effectiveness of our disclosure controls and procedures (as defined in Sarbanes-Oxley) on an annual basis. If we were to conclude that our disclosure controls and procedures were ineffective, shareholder and customer confidence could be negatively affected, which could have a material adverse impact on the market price of our ADSs.

Risks Relating to Our Securities

Our stock price may be volatile and the U.S. trading market for our American Depository Shares (ADSs) is limited.

The market price for our securities, like that of the securities of other pharmaceutical and biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future. On March 4, 2016, our Board of Directors resolved to change the ratio of our Ordinary Shares to ADSs from one (1) ADS representing 10 Ordinary Shares to 1 ADS representing 60 Ordinary Shares, which was effective March 24, 2016. During the last two fiscal years ended June 30, 2017 and subsequently until October 9, 2017, the market price for our ordinary shares on the ASX has ranged from as low as A$0.04 to a high of A$0.17 and the market price of our ADSs on the NASDAQ Capital Market, after giving effect to the implementation of the reverse ratio, has ranged from as low as US$1.63 to a high of US$7.56. The market price for our securities has been affected by both broad market developments and announcements relating to actual or potential developments concerning products under development.  We believe that the following factors, in addition to other risk factors described above and elsewhere in this annual report, will continue to significantly affect the market price of our ordinary shares:

•	the results of pre-clinical testing and clinical trials by us and our competitors;

•	developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

•	announcements of technological innovations or new commercial products by us and our competitors;

•	determinations regarding our patent applications, patents and those of others;

•	publicity regarding actual or potential results relating to medicinal products under development by us and our competitors;

•	proposed governmental regulations and developments in Australia, the United States and elsewhere;

•	litigation;

•	economic and other external factors; and

•	period-to-period fluctuations in our operating results.

In addition, stock markets have experienced extreme price and volume fluctuations.  These fluctuations have especially affected the stock market price of many high technology and healthcare related companies, including pharmaceutical and biotechnology companies, and, in many cases, are unrelated to the operating performance of the particular companies.  Market fluctuations, as well as general political and economic conditions, such as a recession, interest rate or currency rate fluctuations, could adversely affect the market price of our securities.

Ownership interest in our company may be diluted as a result of additional financings.

We may seek to raise funds from time to time in public or private issuances of equity, and such financings may take place in the near future or over the longer term. In May 2011, we registered US$50,000,000 of securities for public sale pursuant to our registration statement on Form F-3. In July 2011, we issued a prospectus under such registration statement providing for the sale of up to 50 million ordinary shares represented by 5 million ADSs pursuant to an "At-The-Market" facility.  In August 2013 we issued a prospectus providing for the sale of up to US$47,184,000 of our ordinary shares under an amended "At-The-Market" facility. On November 26, 2014, we entered into Amendment No. 2 to our At-The-Market Issuance Sales Agreement, to continue the at-the-market equity program under which we may from time to time sell up to an additional aggregate of US$50,000,000 of our ordinary shares represented by ADSs. From November 26, 2014 until June 30, 2015 we sold A$7.1 million of additional ordinary shares under this program. We made no sales under this facility  during the two fiscal years ended June 30, 2017 and to date have made no sales in fiscal 2018.  Since the inception of our "At-The-Market" facility in 2011 and through October 9, 2017 we sold an aggregate of 167,113,270 ordinary shares under this facility and raised a total of A$46.5 million (US$42.5 million) in gross proceeds.

 Without shareholder approval, we may not issue more than 25% of our outstanding ordinary shares in any twelve month period other than by a pro rata rights offering or a share purchase plan offer (of shares with a value at the issue price of up to A$15,000 per shareholder to a maximum of 30% of our outstanding shares) in each case to the then existing shareholders in accordance with the listing rules of the ASX.  Sales of our ADSs offered through our "At-The-Market" facility and future equity offerings may result in substantial dilution to the interests of our current shareholders.  The sale of a substantial number of securities to investors, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

There is a substantial risk that we are a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

Holders of our ADSs who are U.S. residents face income tax risks.  There is a substantial risk that we are a passive foreign investment company, commonly referred to as a PFIC.  Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ADSs and would likely cause a reduction in the value of such ADSs.  For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income.  For this purpose, cash is considered to be an asset that produces passive income.  As a result of our substantial cash position and the decline in the value of our stock, we believe that we became a PFIC during the taxable year ended June 30, 2005, and once again qualified as a PFIC during each of the following fiscal years.  We believe that we once again will be classified as a PFIC for the taxable year ended June 30, 2017.  Highly complex rules will apply to U.S. holders owning ADSs.  Accordingly, you are urged to consult your tax advisors regarding the application of such rules.

We do not anticipate paying dividends on our ordinary shares.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future.  The declaration of dividends is subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment in our company.  The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable.  There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

Currency fluctuations may adversely affect the price of our ordinary shares.

Our ordinary shares are quoted in Australian dollars on the ASX and our ADSs trade on the NASDAQ Capital Market in U.S. dollars. Movements in the Australian dollar/U.S. dollar exchange rate may adversely affect the U.S. dollar price of our ordinary shares. In the past year the Australian dollar has generally appreciated against the U.S. dollar. Any continuation of this trend may positively affect the U.S. dollar price of our ordinary shares, even if the price of our ordinary shares in Australian dollars increases or remains unchanged. However, this trend may not continue and may be reversed. If the Australian dollar weakens against the U.S. dollar, the U.S. dollar price of the ordinary shares could decrease, even if the price of our ordinary shares in Australian dollars increases or remains unchanged.

Risks Related to Our Location in Australia

It may be difficult to enforce a judgment in the United States against us and our officers and directors or to assert U.S. securities laws claims in Australia or serve process on our officers and directors.

We are incorporated in Australia.  Most of our executive officers and directors are non-residents of the United States.  Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Australian court against us or any of those persons or to effect service of process upon these persons in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Australia.

As a foreign private issuer whose shares are listed on The NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on The NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Stock Market Rules, with regard to, among other things, the composition of the board of directors and its committees, director nomination process, compensation of officers and quorum at shareholders' meetings.  In addition, we may choose to follow Australian law instead of The NASDAQ Stock Market Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.  A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer's home country certifying that the issuer's practices are not prohibited by the home country's laws.  In addition, a foreign private issuer must disclose in its annual reports each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ's corporate governance rules.  As of the date of this report, we have not elected to follow any home country practice instead of NASDAQ requirements.

Australian takeovers laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our ordinary shares.

We are incorporated in Australia and are subject to the takeovers laws of Australia. Among other things, we are subject to the Australian Corporations Act 2001, or the Corporations Act. Subject to a range of exceptions, the Corporations Act prohibits the acquisition of a direct or indirect interest in our issued voting shares if the acquisition of that interest will lead to a person's voting power in us increasing from 20% or below to more than 20%, or increasing from a starting point that is above 20% and below 90%. Australian takeovers laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our ordinary shares. This may have the ancillary effect of entrenching our board of directors and may deprive or limit our shareholders' strategic opportunities to sell their ordinary shares and may restrict the ability of our shareholders to obtain a premium from such transactions.

Our Constitution and other Australian laws and regulations applicable to us may adversely affect our ability to take actions that could be beneficial to our shareholders.

As an Australian company we are subject to different corporate requirements than a corporation organized under the laws of the United States. Our Constitution, as well as the Corporations Act, set forth various rights and obligations that are unique to us as an Australian company. These requirements operate differently than from many U.S. companies and may limit or otherwise adversely affect our ability to take actions that could be beneficial to our shareholders.

FORWARD‑LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as "may," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

CAPITALIZATION

The table below sets forth our capitalization as of June 30, 2017.

As of June 30, 2017
(In A$, except number of shares)
Ordinary Shares, no par value, 533,891,470 shares issued and outstanding (1)
Issued capital	$144,018,008
Reserves	$2,320,480
Accumulated losses	$(122,648,453)
Total shareholders' equity	$23,690,033
_____________________

(1) The number of shares issued and outstanding excludes 26,826,063 ordinary shares issuable upon the exercise of 26,826,063 options, having exercise prices ranging from $0.07 to $1.12 per ordinary share and having a weighted average exercise price of $A0.29 per ordinary share.

MARKET FOR OUR ORDINARY SHARES

Australian Securities Exchange

Our ordinary shares have traded on the ASX since our initial public offering on March 29, 2000.  The following table sets forth, for the periods indicated, the high and low market quotations for our ordinary shares, as quoted on the ASX.

	Per Ordinary Share (A$)
	High	Low
Fiscal Year Ended June 30,
2013	0.31	0.14
2014	1.37	0.16
2015	0.36	0.14
2016	0.17	0.06
2017	0.15	0.04

Fiscal Year Ended June 30, 2015:
First Quarter	0.36	0.22
Second Quarter	0.25	0.17
Third Quarter	0.22	0.14
Fourth Quarter	0.26	0.14

Fiscal Year Ended June 30, 2016:
First Quarter	0.18	0.13
Second Quarter	0.14	0.10
Third Quarter	0.11	0.06
Fourth Quarter	0.12	0.06

Fiscal Year Ended June 30, 2017:
First Quarter	0.15	0.09
Second Quarter	0.11	0.04
Third Quarter	0.07	0.04
Fourth Quarter	0.07	0.05

Fiscal Year Ended June 30, 2018:
First Quarter	0.06	0.05

Month Ended:
April 2017	0.07	0.07
May 2017	0.07	0.05
June 2017	0.05	0.05
July 2017	0.06	0.05
August 2017	0.05	0.05
September 2017	0.06	0.05

On October  9, 2017 the closing price of our ordinary share on the ASX was $0.06.

NASDAQ Capital Market

Since September 5, 2002 our ADRs have traded on the NASDAQ Capital Market under the symbol "PRAN." The following table sets forth, for the periods indicated, the high ask and low bid prices of our ADRs on the NASDAQ Capital Market:

	Per ADR (US$)
	High [1]	Low [1]
Fiscal Year Ended June 30,
2013	18.36	9.00
2014	79.74	8.82
2015	17.64	6.42
2016	7.68	2.70
2017	6.69	1.52

Fiscal Year Ended June 30, 2015:
First Quarter	17.64	11.58
Second Quarter	13.74	8.40
Third Quarter	10.26	6.42
Fourth Quarter	11.10	6.48

Fiscal Year Ended June 30, 2016:
First Quarter	7.68	4.20
Second Quarter	6.42	4.08
Third Quarter	4.50	2.70
Fourth Quarter	5.14	2.79

Fiscal Year Ended June 30, 2017:
First Quarter	6.69	4.52
Second Quarter	4.75	1.52
Third Quarter	4.58	1.65
Fourth Quarter	4.10	2.04

Fiscal Year Ended June 30, 2018:
First Quarter	3.24	2.31

Month Ended
April 2017	4.1	2.67
May 2017	3.15	2.1
June 2017	2.6	2.04
July 2017	3.24	2.32
August 2017	2.86	2.31
September 2017	2.95	2.41

(1)   On March 9, 2016, we effected a ratio change from 1 ADS representing 10 ordinary shares to 1 ADS representing 60 ordinary shares (representing a 6-for-1 reverse split).  The above prices have been adjusted to reflect the new ratio.

On October  9, 2017 the closing price of our ADRs on the NASDAQ Capital Market was $2.66.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for ongoing and future clinical trials and research programs into the development of our proprietary compounds, including our compound PBT434 for Parkinsonian disorders, and for working capital purposes.  Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below, including any combination thereof:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents, and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  In no event will any underwriter or dealer receive fees, commissions, and markups which, in the aggregate, would exceed 8% of the price of the shares being registered.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement.  Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement.  Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval.  Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.  Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase.  Remarketing firms will act as principals for their own accounts or as our agents.  These remarketing firms will offer or sell the securities in accordance with the terms of the securities.  The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation.  Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.  Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market making transactions in the securities.  These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market.  The securities may or may not be listed on a national securities exchange.  Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934, or the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.  Those activities may cause the price of the securities to be higher than it would otherwise be.  If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF OUR SHARE CAPITAL

The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited.  All our outstanding ordinary shares are validly issued, fully paid and non-assessable.  The rights attached to our ordinary shares are as follows:

Dividend rights.  If our board of directors recommends a dividend, registered holders of our ordinary shares may declare a dividend by ordinary resolution in a general meeting.  The dividend, however, cannot exceed the amount recommended by our board of directors.  Our board of directors may declare an interim dividend.  No dividend may be paid except out of our profits.

Voting rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders represented in person or by proxy who hold or represent, in the aggregate, at least one third of the voting rights of the issued share capital.  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders.  At the reconvened meeting, the required quorum consists of any two members present in person or by proxy.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting thereon.  Under our Constitution, a special resolution, such as amending our Constitution, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our Constitution, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting thereon.

Pursuant to our Constitution, our directors are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting.

Rights in our profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the event of liquidation.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Changing Rights Attached to Shares

According to our Constitution, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a majority of 75% of the voting power participating in such meeting.

Annual and Extraordinary Meetings

Our Board of Directors must convene an annual meeting of shareholders at least once every calendar year, within five months of our last fiscal year-end balance sheet data.  Notice of at least twenty-eight (28) days prior to the date of the meeting is required.  An extraordinary meeting may be convened by the board of directors, it decides or upon a demand of any directors, or of one or more shareholders holding in the aggregate at least five percent (5%) of our issued capital.  An extraordinary meeting must be called not more than twenty-one (21) days after the request is made.  The meeting must be held not later than two months after the request is given.

Limitations on the Rights to Own Securities in Our Company

Neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of our shares.

Changes in Our Capital

Pursuant to the Listing Rules of the Australian Securities Exchange, our directors may in their discretion issue securities equal to not more than 25% of our issued capital within a 12-month period.  Issuances of securities in excess of such amount require the approval of our shareholders by an ordinary resolution, unless made under an exception contained in the Listing Rules of the Australian Securities Exchange which includes, among other things, a pro rata offer to shareholders, offers or issues made under previously approved employee incentive schemes and share purchase plans under Australian law involving an offer of up to A$15,000 of shares at the applicable price.

DESCRIPTION OF OUR AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents sixty ordinary shares (or a right to receive sixty ordinary shares) deposited with HSBC Custody Nominees (Australia) Limited, as custodian for the depositary.  Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon's principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements issued by the depositary to the ADS holders entitled thereto.

 As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  Australian law governs shareholder rights.  The depositary will be the holder of the shares underlying your ADSs.  As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary.  New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. Directions on how to obtain copies of those documents are provided under "Where You Can Find Additional Information."

Dividends and Other Distributions

If we Pay a Dividend or Other Distribution, How Will You Receive Dividends and Other Distributions on the Shares?

In the event that we pay a cash dividend or make another distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•
Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States.  If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares.  The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

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Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

 If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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Other Distributions.  The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical.  If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash.  Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

 The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?
The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How Do ADS Holders Cancel an ADS?

You may turn in your ADSs at the depositary's corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian.  Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How Do ADS Holders Interchange Between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How Do You Vote?

You may instruct the depositary to vote the deposited securities, but only if we ask the depositary to ask for your instructions. Otherwise, you won't be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Australia and our Constitution, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:			For:

•	US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
		•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
•	US$0.005 (or less) per ADS	•	Any cash distribution to you
•	A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
•	US$1.50 (or less) per ADR	•	Transfers, combination and split-up of ADRs
•	Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
		•	Converting foreign currency to U.S. dollars
•	Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	•	As necessary
•	Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As necessary

The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and Nasdaq application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:			Then:

•	Change the nominal or par value of our shares	•	The securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities
•	Reclassify, split up or consolidate any of the deposited securities
•	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	•	The depositary may, and will if we ask it to, deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How May the Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 90 days shall have expired after the depositary shall have delivered to our company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if it involves expenses or liability unless you furnish satisfactory indemnity;

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may rely upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit and any other holder of ADSs or any other person if we believe in good faith such person is competent to give such advice or information.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

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When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares.

•	When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited and assigns all beneficial rights, title and interest in such shares or ADSs to the depositary; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the deposited shares, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares represented by ADSs in one or more series together with other securities or separately, as described in the applicable prospectus supplement.  Below is a description of certain general terms and provisions of the warrants that we may offer.  Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

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the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

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whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal or Australian income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the ordinary shares will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units.  For more information on how you can obtain copies of the applicable unit agreement if we offer warrants, see the sections entitled "Where You Can Find More Information" and "Incorporation of Information by Reference".  We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Australia has largely abolished exchange controls on investment transactions.  The Australian dollar is freely convertible into U.S. dollars.  In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital, or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transactions, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer.  These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

Under the Takeovers Act, as currently in effect, any foreign person, together with associates, is prohibited from acquiring 15% or more of the shares in any company having total assets of A$252 million or more.  In addition, a foreign person may not acquire shares in a company having total assets of A$252 million or more if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer.  However for U.S. investors and investors from certain other countries, a threshold of A$1.094 million applies (except in certain circumstances) to each of the previous acquisitions.  A "U.S. investor" is defined by the Takeovers Act as a U.S. national or a U.S. enterprise.

If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time.  Under the current Australian foreign investment policy, however, it is unlikely that the Treasurer would make such an order where the level of foreign ownership exceeds 40% in the ordinary course of trading, unless the Treasurer finds that the acquisition is contrary to the national interest.  The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADSs.  At present, we do not have total assets of A$252 million.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act.  In such event, we would be required to obtain the approval of the Treasurer for our company, together with our associates, to acquire (i) more than 15% of an Australian company or business with assets totaling over A$252 million; or (ii) any direct or indirect ownership interest in Australian residential real estate.

The percentage of foreign ownership in our company would also be included in determining the foreign ownership of any Australian company or business in which it may choose to invest.  Since we have no current plans for any such acquisitions and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Our Constitution does not contain any additional limitations on a non-resident's right to hold or vote our securities.

Australian law requires the transfer of shares in our company to be made in writing.  No stamp duty will be payable in Australia on the transfer of ADSs.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19715. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee.  The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	7,950
FINRA fee	8,000
EDGAR and printing fees	1,000
Legal fees and expenses	30,000
Accounting fees and expenses	20,000
Depositary fees and expenses	4,000
Miscellaneous	2,000
Total	$72,950

LEGAL MATTERS

The validity of the securities offered hereunder will be passed upon for us by Quinert Rodda & Associates Pty Ltd., Melbourne, Australia, our Australian counsel.  Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the SEC (Commission File Number 000-49843). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.  Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.  In addition, we make available, without charge, through our website, www.pranabio.com, electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F.  The information on our website is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2017;

•	The description of our ADRs contained in our Form 20-F for the fiscal year ended June 30, 2017.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to Prana Biotechnology Limited, Level 3, 460 Bourke Street, Melbourne, Victoria 3000 Australia Attn.: Kathryn Andrews, Chief Financial Officer, telephone number +61-3-9349-4906. You may also obtain information about us by visiting our website at http://www.pranabio.com.  Information contained in our website is not part of this prospectus.

We are an Australian company and are a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act.  As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  We make all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's website at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Australian experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of such directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith.  We have not given consent for this agent to accept service of process in connection with any other claim.

$US 10,019,042

Prana Biotechnology Limited

Ordinary Shares represented by American Depositary Shares

PROSPECTUS SUPPLEMENT

B. Riley FBR          JonesTrading

November 8, 2017